Exhibit 5.1

August 13, 2014

Rice Energy Inc.

400 Woodcliff Drive

Canonsburg, Pennsylvania 15137

RE: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Rice Energy Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) by the Company and the selling stockholders (the “Selling Stockholders”) of shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”), pursuant to a prospectus forming a part of a Registration Statement on Form S-1, Registration No. 333-197266, originally filed with the Securities and Exchange Commission on July 7, 2014 (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Initial Registration Statement”). On the date hereof, the Company has filed a registration statement supplemental to the Initial Registration Statement pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (the “Rule 462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”) that incorporates by reference the Initial Registration Statement, which was declared effective on August 13, 2014. The Rule 462(b) Registration Statement relates to the registration of the offer and sale by the Selling Stockholders of an additional 2,229,650 Common Shares (the “Additional Shares”).

In connection with this opinion, we have assumed that (i) the Common Shares will be issued and sold in the manner described in the Registration Statement and the prospectus relating thereto and (ii) a definitive underwriting agreement, in the form filed as an exhibit to the Registration Statement, with respect to the sale of the Common Shares will have been duly authorized and validly executed and delivered by the Company, the Selling Stockholders and the other parties thereto.

In connection with the opinion expressed herein, we have examined, among other things, (i) the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Offering, (iii) the Registration Statement and (iv) the form of underwriting agreement filed as an exhibit to the Registration Statement. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon the foregoing, we are of the opinion that the Additional Shares have been duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.